EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 269208) pertaining to the Share Purchase and Award Agreement, 2016 Equity Incentive Plan, 2020 Long-Term Incentive Plan, 2022 Long-Term Incentive Plan, and 2022 Employee Stock Purchase Plan of Skyward Specialty Insurance Group, Inc. of our report dated March 28, 2023, with respect to the consolidated financial statements and schedules of Skyward Specialty Insurance Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Houston, Texas
March 28, 2023